Exhibit 10.1

November 15, 2007

Mr Massoud Safavi

8712 Old Dominion Dr

McLean, VA 22102

Dear Max:

On behalf of EFJ, Inc., I am pleased to offer you the position of Chief Operation Officer (COO), located in our Irving, Texas facility, reporting to the Chairman and CEO, subject to Board of Directors’ approval and the following conditions:

Effective Date:	November 15, 2007
Salary:	Bi-weekly base salary of $12,500 (equivalent to $325,000 annual)
Long Term Incentive:	100,000 RSUs – subject to SEC clause attached
MIP:	(Management Incentive Program) Up to 80% of base salary
Relocation:	Maximum of $200,000 (agreement attached)
Vacation:	One hundred and sixty (160) hours per year
Term:	At- will
Termination:	Change in Control – Two (2) years salary – One (1) year benefits – see attached
For other than Cause – One (1) year salary – One (1) year benefits – see attached
Substantial Change – One (1) year salary – One (1) year benefits – see attached

Fringe benefits under EFJI Employee Benefit Program are described in our Employee Handbook and the Employee Benefit Summary.

Enclosed is our standard employment agreement which we ask you to sign upon acceptance of employment with our company. Please also sign and return this letter and the enclosed documents at your earliest convenience. Please note that your employment will be on an at-will basis, meaning that either party may terminate the employment relationship at any time, for any reason, with or without notice, subject to the terms contained in the employment agreement.

Max, feel free to call me anytime at (972) 819-0651 or (214) 995-0099, if you have any questions, concerns, or need additional information on benefits.

Sincerely,

/s/ Michael Gamble
Michael Gamble
Vice President, Administration

ACCEPTED BY: /s/ Massoud Safavi	DATE:	November 15, 2007

Enc.:	Employment Agreement and Exhibit 1
Employee Benefit Summary
Attachments noted above

SEC compliant clause re employment offer to Massoud Safavi:

“It will be recommended, subject to the approval of our Board of Directors, that you receive 100,000 Restricted Share Units (RSU) under the provisions of the EFJ Inc 2005 Omnibus Incentive Compensation Plan. These units shall vest over four years with one-forth of the options vesting at the end of the first year and then yearly thereafter. The preceding statements regarding restricted share units do not constitute a promise of compensation and are not intended to create any obligation on the part of the company.”

Change in Control.

In the event of a “Change in Control” (defined herein) during Employee’s employment, and if Employee’s employment terminates because of the Change in Control within one year following such change for reasons other than those set forth in the following section hereunder, or if substantial change in responsibility or compensation (as defined below) results within one year following such change of control, Employee shall be entitled to (i) lump sum separation payment in an amount equal to two (2) years salary (based on the Employee’s then fixed monthly salary), (ii) an accelerated full and immediate vesting of all outstanding long term incentive compensation vehicles, (iii) payment of a lump sum amount in lieu of medical benefits equal to the employee’s COBRA contribution for one (1) year’s benefits and (iv) possible consideration of a transaction bonus if deemed appropriate by the Board of Directors. The foregoing payments are conditioned on Employee’s execution of a release agreement provided by the Company. “Change in Control,” for purposes of this Agreement, is deemed to have occurred if

(i) there is a sale of all or substantially all of the Company’s assets to a party other than a current shareholder of the Company;

(ii) there is a merger or consolidation with another company or entity if persons who are not stockholders of the Company immediately prior to such merger or consolidation own, immediately after such merger or consolidation, 50% or more of the voting power of the outstanding securities of each of the continuing or surviving entity, and any direct or indirect parent corporation of such continuing or surviving entity.

(iii) any person, corporation, partnership or other entity, becomes the owner of record of securities of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to elect Directors.

Benefits in the event Company terminates Employee’s employment. If the Company terminates Employee’s employment, and does so for a reason other than (i) commission of a crime involving moral turpitude, (ii) failure to perform material duties of his position, or (iii) material breach of this Agreement, the following shall apply provided that employment termination under item (ii) above shall have been preceded by a written demand for substantial performance identifying the manner in which the company considers the Employee has not substantially performed his material duties and has provided Employee with a reasonable period to cure the failure:

(i)	lump sum separation pay in an amount equal to one year’s salary (based on the Employee’s then fixed monthly salary) and a lump sum representing the value of medical benefits equal the same premium rates paid by active employees of the company.

(ii)	such separation pay is conditional on Employee’s execution of a release agreement acceptable to both parties that is in keeping with reasonable and customary business practice. Nothing contained in this or any other section of this Agreement modifies the at-will relationship of the parties.

Substantial Change In Responsibility or Compensation

Should Employee’s responsibilities or compensation be substantially changed (as defined hereunder), he will be entitled to elect to terminate his employment within three (3) months following such change by indicating his intention in writing to the Chairman of the Board, providing three (3) months notice of termination. In the event Employee elects to terminate his employment pursuant to this section and on condition he executes a release agreement provided by the Company, he shall be entitled to (i) a lump sum separation pay in an amount equal to one (1) year’s salary (based on Employee’s then fixed monthly salary), (ii) a lump sum equivalent to the amount of the employee portion of the group insurance premium for one year and (iii) vesting of all LTI vehicles due to vest within one year of termination. For purposes of this agreement “substantial change in responsibility or compensation” shall be defined as a change to new job duties with a corresponding reduction in duties and responsibilities which are not consistent with those normally associated with his existing job title, or a reduction in salary other than a general salary reduction applied to other members of the executive group.